Exhibit 8.1

HUNTON & WILLIAMS LLP
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951 EAST BYRD STREET
RICHMOND, VIRGINIA 3219-4074

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FILE NO: 77051.2
October 22, 2010
Summit Hotel OP, LP
2701 South Minnesota Avenue, Suite 6
Sioux Falls, South Dakota 57105
Summit Hotel Properties, LLC
2701 South Minnesota Avenue, Suite 6
Sioux Falls, South Dakota 57105
Ladies and Gentlemen:
               We have acted as counsel to Summit Hotel OP, LP, a Delaware limited partnership (the “OP”), and Summit Hotel Properties, Inc., a Maryland corporation (“Summit REIT”), in connection with the preparation of a Registration Statement on Form S-4, filed with the Securities and Exchange Commission on August 9, 2010 (File No. 333-168685), as amended through the date hereof (the “Registration Statement”), with respect to (i) the merger of Summit Hotel Properties, LLC, a South Dakota limited liability company (the “LLC”), with and into the OP (the “Merger”) pursuant to the Agreement and Plan of Merger, dated as of August 5, 2010 (the “Merger Agreement”), by and between the OP and the LLC, and (ii) certain other matters related to the Merger. You have requested our opinion regarding certain U.S. federal income tax matters in connection with the Merger and the Registration Statement.
               The LLC currently owns 63 hotels. Pursuant to the Merger, the current holders (collectively, the “LLC Members”) of Class A, Class A-1, Class B and Class C membership interests in the LLC (collectively, the “LLC Membership Interests”) will exchange their LLC Membership Interests for units of limited partnership of the OP (“OP Units”) and the LLC will merge with and into the OP. Prior to closing of the Merger, Summit REIT intends to undertake an underwritten initial public offering (the “IPO”) of its common stock (the “Common Stock”) and will contribute the net proceeds of the IPO to the OP, which will use those proceeds to repay indebtedness, fund capital improvements and for general corporate purposes. In addition, in connection with the Merger, the OP will distribute to the holders of OP Units that owned Class A and Class A-1 LLC Membership Interests prior to the Merger all accrued and unpaid priority returns with respect to such LLC Membership Interests through August 31, 2010. In transactions separate from the Merger, the OP will acquire the outstanding ownership interests not currently
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Summit Hotel OP, LP
Summit Hotel Properties, LLC
October 22, 2010
held by the LLC in Summit Group of Scottsdale, LLC, which owns two hotels, in exchange for OP Units, and The Summit Hotel Group, LLC, the manger of the LLC, will transfer and sell its hotel management contracts for the LLC’s existing 63 hotels and the two hotels owned by Summit Group of Scottsdale, LLC to Interstate Management Company, LLC. The Operating Partnership and certain special purpose entities wholly owned by the Operating Partnership will lease all of the hotels to special purpose entities wholly owned by Summit TRS Hotel, Inc., which will be wholly owned by the Operating Partnership and will elect with the Company to be treated as a “taxable REIT subsidiary” for federal income tax purposes. We refer to the transactions described in this paragraph as the “Reorganization Transactions.”
               In giving this opinion letter, we have examined the following:
1.	the Registration Statement and the proxy statement/prospectus (the “Proxy Statement/Prospectus”) filed as part of the Registration Statement;
2.	the Merger Agreement;
3.	the First Amended and Restated Agreement of Limited Partnership of the OP, in the form attached as an exhibit to the Registration Statement (the “Operating Partnership Agreement”);
4.	the Third Amended and Restated Operating Agreement of the LLC, dated as of July 25, 2005 (the “LLC Operating Agreement”);
5.	the Company’s Articles of Incorporation filed on June 30, 2010 with the Maryland Secretary of State, and Articles of Amendment and Restatement (the “Amended Articles”), in the form attached as an exhibit to the Registration Statement; and
6.	such other documents as we have deemed necessary or appropriate for purposes of this opinion.
          In connection with the opinions rendered below, we have assumed, with your consent, that:
1.	each of the documents referred to above has been duly authorized, executed, and delivered (except for the Amended Articles and the Operating Partnership Agreement); is authentic, if an original, or is accurate, if a copy; and has not been amended;

Summit Hotel OP, LP
Summit Hotel Properties, LLC
October 22, 2010
2.	the Amended Articles and the Operating Partnership Agreement will be executed, delivered, adopted, and filed, as applicable, in a form substantially similar to the forms filed as exhibits to the Registration Statement;
3.	during Summit REIT’s and the OP’s taxable year ending December 31, 2010 and future taxable years, (i) the factual representations contained in a certificate, dated as of the date hereof and executed by a duly appointed officer of the OP (the “OP Officer’s Certificate”) and (ii) in a certificate, dated as of the date hereof and executed by a duly appointed officer of the Company (the “REIT Officer’s Certificate”) will be true for such years;
4.	during the period prior to the closing of the Merger, the factual representations in a certificate, dated as of the date hereof and executed by a duly appointed officer of the LLC (together with the OP Officer’s Certificate and the REIT Officer’s Certificate, the “Officer’s Certificates”) will be true for such period;
5.	Summit REIT will not make any amendments to its organizational documents or the Operating Partnership Agreement, the LLC will not make any amendments to the LLC Operating Agreement, and the OP and the LLC will not make any amendments to the Merger Agreement after the date of this opinion that would affect the OP’s qualification as a partnership and not an association or publicly traded partnership taxable as a corporation, and Summit REIT’s qualification as a real estate investment trust (a “REIT”) for U.S. federal income tax purposes for any taxable year;
6.	the transactions contemplated by the Reorganization Transactions will be consummated in accordance with the descriptions in the Proxy Statement/Prospectus;
7.	all of the terms and conditions of the Merger Agreement will be satisfied without waiver, except to the extent any such terms and conditions relate to the LLC’s or the OP’s classification as a disregarded entity or partnership, and not an association or publicly traded partnership taxable as a corporation, for federal income tax purposes;
8.	the former LLC Members will not exercise their right to redeem their OP Units for Common Stock pursuant to the Operating Partnership Agreement within two years of the closing date of the IPO;
9.	except for the transactions described in the Proxy Statement/Prospectus, there are no agreements or understandings, express or implied, between or among any of the OP, Summit REIT, the LLC, or the LLC Members; and

Summit Hotel OP, LP
Summit Hotel Properties, LLC
October 22, 2010
10.	no action will be taken by the OP, Summit REIT, or the LLC after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.
               In connection with the opinions rendered below, we also have relied upon the correctness of the factual representations contained in the Officer’s Certificates. No facts have come to our attention that would cause us to question the accuracy and completeness of such factual representations. Furthermore, where such factual representations involve terms defined in the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations thereunder (the “Regulations”), published rulings of the Internal Revenue Service (the “Service”), or other relevant authority, we have reviewed with the individuals making such factual representations the relevant provisions of the Code, the applicable Regulations and published administrative interpretations thereof.
               Based solely on the documents and assumptions set forth above, the factual representations set forth in the Officer’s Certificates, and the discussion in the Proxy Statement/Prospectus under the caption “Material Federal Income Tax Considerations” (which is incorporated herein by reference), we are of the opinion that:
(a)	after the Reorganization Transactions, the OP will be treated as a partnership, and not an association or publicly traded partnership taxable as a corporation, for U.S. federal income tax purposes;

(b)	the OP will be treated as a continuation of the LLC for U.S. federal income tax purposes, and Summit REIT will be treated as contributing the cash proceeds of the IPO to the OP in exchange for OP Units in the Merger, except to the extent such transaction is recharacterized as a “disguised sale” of LLC Membership Interests under Section 707 of the Code;

(c)	except with respect to the payment of accrued and unpaid priority returns on the Class A and Class A-1 LLC Membership Interests (addressed below), LLC Members will not recognize gain or loss for federal income tax purposes as a result of exchanging LLC Membership Interests for OP Units in the Merger, except that an LLC Member will recognize income or gain:
(1)	to the extent the LLC Member receives a deemed cash distribution from the OP as a result of a decrease in the LLC Member’s share of the LLC liabilities attributable to the repayment of a portion of such liabilities with the cash proceeds from the IPO, the allocation of nonrecourse liabilities of the LLC to Summit REIT or some other event, and such cash distribution is in excess of the LLC Member’s adjusted basis in its OP Units, taking

Summit Hotel OP, LP
Summit Hotel Properties, LLC
October 22, 2010
into account the LLC Member’s share of the OP liabilities attributable to the OP Units it acquired in the Merger, or
(2)	to the extent that “qualified nonrecourse financing” of the OP that is repaid with cash proceeds from the IPO in connection with the Reorganization Transactions causes an LLC Member’s at-risk amount under Section 465(e) of the Code with respect to the OP to be reduced below zero, which causes the LLC Member to recognize taxable income as a result of the recapture provisions of Section 465(e) of the Code;
(d)	the payment of accrued and unpaid priority returns on the Class A and Class A-1 LLC Membership Interests as part of the Reorganization Transactions should not be treated as a “disguised sale” of such LLC Membership Interests under Section 707 of the Code;

(e)	commencing with its short taxable year ending on December 31, 2010, Summit REIT will be organized in conformity with the requirements for qualification and taxation as a REIT pursuant to Sections 856 through 860 of the Code, and Summit REIT’s proposed method of operation will enable it to satisfy the requirements for qualification and taxation as a REIT under the Code for its taxable year ending December 31, 2010 and thereafter; and

(f)	the descriptions of the law and the legal conclusions in the Proxy Statement/Prospectus under the caption “Material Federal Income Tax Considerations” are correct in all material respects.
     With respect to our opinion described in paragraph (d) above addressing the treatment of the payment of the accrued and unpaid priority returns on the Class A and Class A-1 LLC Membership Interests as “disguised sales,” Section 707(a)(2)(B) of the Code generally provides that if there is a direct or indirect transfer of money or other property by a partner to a partnership, there is a related direct or indirect transfer of money or other property by the partnership to such partner (or another partner), and those transfers, when viewed together are properly characterized as a sale or exchange of property, such transfers shall be treated as a transaction occurring between the partnership and a person who is not a partner or as a transaction between two or more partners acting other than in their capacity as members of the partnership. The Department of Treasury has not issued regulations addressing what types of transactions are treated as “disguised sales” of partnership interests (such as the LLC Membership Interests) under Section 707 of the Code, and there is limited case law or other authorities addressing this issue. In the absence of applicable regulations and other relevant guidance, there is a risk that the Service could successfully assert that the payment of the accrued and unpaid priority returns on the Class A and Class A-1 LLC Membership Interest in connection with the contribution by Summit REIT of the IPO offering proceeds to the OP (which as described in paragraph (b) above, will be treated as continuation of the LLC) gives rise to a “disguised sale” of a portion of the Class A and Class A-1 Membership Interests to Summit REIT under Section 707 of the Code. Based on the relevant guidance, the Officer’s Certificates, and the assumptions described above, we believe the payment of accrued and unpaid priority returns on Class A and Class A-1 LLC Membership Interests as part of the Reorganization Transactions should not be treated as a “disguised sale” of such LLC Membership Interests under Section 707 of the Code.
               We will not review on a continuing basis the OP’s, Summit REIT’s, or the LLC’s compliance with the documents or assumptions set forth above, or the factual representations set forth in the Officer’s Certificates. Accordingly, no assurance can be given that the actual results of the OP’s operations for any given taxable year will not cause it to become a publicly traded partnership taxed as a corporation for U.S. federal income tax purposes, and no assurance can be given that the actual results of Summit REIT’s operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the facts referred to in this letter or the Officer’s Certificates.
               The foregoing opinions are based on current provisions of the Code, the Regulations, published administrative interpretations thereof, and published court decisions. The Service has not issued Regulations or administrative interpretations with respect to various

Summit Hotel OP, LP
Summit Hotel Properties, LLC
October 22, 2010
provisions of the Code relating to certain of the opinions expressed above, and no assurance can be given that the law will not change in a way that will alter the correctness of such opinions.
               The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other U.S. federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter speaks only as of the date hereof. Except as provided in the next paragraph, this opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.
               We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Hunton & Williams LLP under the captions “Material Federal Income Tax Considerations” and “Legal Matters” in the Prospectus/Proxy Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.
Very truly yours,
/s/ Hunton & Williams LLP
01655/07796/12180